Exhibit 5.1

August 2, 2021

MDC Stagwell Holdings, Inc.
One World Trade Center, Floor 65
New York, New York 10007

Re:	MDC Stagwell Holdings Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 1 (the “Amendment”) to registration statements on Form S-8 (File Nos. File Nos. 333-176059, 333-212261, and 333-226895, and collectively, the “Registration Statements”) previously filed by MDC Partners Inc., a Canadian corporation (the “Predecessor Registrant”)) filed today by MDC Stagwell Holdings Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission as the successor to the Predecessor Registrant in connection with the Reorganization (as defined below). Effective July 29, 2021, a wholly owned subsidiary of the Registrant merged with and into the Predecessor Registrant with the Predecessor Registrant surviving the merger (with the name “MDC Stagwell OpCo Inc.”) and the Registrant becoming the new publicly listed parent company (the transaction described in the preceding sentence, the “Reorganization”). In the Reorganization, each of the Class A Common Shares, Class B Common Shares, Series 4 Shares and Series 6 Shares of the Predecessor Registrant, in each case held by a non-dissenting holder, converted into a Class A Common Share, Class B Common Share, Series 4 Share or a Series 6 Share of the Registrant, respectively.

Pursuant to the Amendment, the Registrant expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 414, promulgated under the Securities Act, the Registrant is deemed the successor issuer to the Predecessor Registrant. As a result of, and in connection with the Reorganization, the Registrant will assume from the Predecessor Registrant the: (i) 2011 Stock Incentive Plan and (ii) 2016 Stock Incentive Plan (each as amended and collectively, the “Plans”), and all of the outstanding equity awards under the Plans. At the effective time of the Reorganization, each holder of the Predecessor Registrant’s equity incentive awards will hold the same number of Registrant equity incentive awards as the number of Predecessor Registrant equity incentive awards such holder held immediately prior to the Reorganization, except that the security referenced under or issuable upon exercise or settlement of each such equity incentive award will be Class A Common Shares of the Registrant (the “Shares”) rather than the Predecessor Registrant’s Class A subordinate voting shares. Except for the foregoing, following the completion of the Reorganization, each Registrant equity incentive award will continue to be governed by the same terms and conditions as were applicable to such equity incentive award immediately prior to the Reorganization.

MDC Stagwell Holdings Inc., p. 2

We have participated in the preparation of the Amendment and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Registrant and such other instruments and other certificates of public officials, officers and representatives of the Registrant and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Registrant and, when issued in accordance with the terms of the Plans at prices at or in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as a part (Exhibit 5.1) of the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Michael J. Albano
Michael J. Albano